Exhibit 10.02(x)

EQT CORPORATION

2018 STRATEGIC IMPLEMENTATION PERFORMANCE
SHARE UNITS AWARD AGREEMENT

Non-transferable

G R A N T T O

_______________________________
(“Grantee”)

DATE OF GRANT: [Grant Date], 2018
(“Grant Date”)

by EQT Corporation (as more fully defined below, the “Company”) of Performance Share Unit Awards (the “Performance Share Units”), representing the right to earn a cash payment equal to the value of an equivalent number of shares of the Company’s common stock (as more fully defined below, the “Company Common Stock”), pursuant to and subject to the provisions of the EQT Corporation 2014 Long-Term Incentive Plan (as amended from time to time, the “Plan”), and the terms and conditions set forth on the following pages of this award agreement (this “Agreement”).

The target number of Performance Share Units subject to this award is [____________] (as more fully described herein, the “Target Award”). Depending on the Company’s attainment of a specified performance goal, Grantee may earn and vest in the Target Award in accordance with this Agreement.

Grantee’s Performance Share Units under this Agreement shall not be effective unless, no later than 45 days after the Grant Date, Grantee accepts the Performance Share Units through the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com.

When Grantee accepts the Performance Share Units through the Fidelity NetBenefits website, Grantee shall be deemed to have (i) acknowledged receipt of the Performance Share Units granted on the Grant Date (the terms of which are subject to the terms and conditions of this Agreement and the Plan) and copies of this Agreement and the Plan, and (ii) agreed to be bound by all the provisions of this Agreement and the Plan.

TERMS AND CONDITIONS

1.    Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, and notwithstanding any contrary definition in the Plan, for purposes of this Agreement:

(a)
“Cause” means: (i) Grantee’s conviction of a felony, a crime of moral turpitude or fraud or Grantee’s having committed fraud, misappropriation or embezzlement in connection with the performance of Grantee’s duties; (ii) Grantee’s willful and repeated failures to substantially perform assigned duties; or (iii) Grantee’s violation of any provision of a written employment-related agreement between Grantee and the Company or express significant policies of the Company. If the Company terminates Grantee’s employment for Cause, the Company shall give Grantee written notice setting forth the reason for Grantee’s termination not later than 30 days after such termination.

(b)	“Company” means EQT Corporation.

(c)	“Company Common Stock” means the common stock of EQT Corporation.

(d)	“Confirmation Date” means the date of the Committee’s certification of achievement of the Performance Goal.

(e)
“Confirmed Performance Share Units” means, (i) following the Confirmation Date, (ii) if a Qualifying Change of Control occurs on or before the Confirmation Date and while Grantee remains employed by the Company and/or its Affiliates, or (iii) if Grantee’s employment is terminated under the circumstances described in Section 3 below on or before the Confirmation Date, then upon the first to occur of any of the foregoing events specified in clauses (i) – (iii), the number of Performance Share Units (rounded to the nearest whole share) equal to the Target Award. The term “Confirmed Performance Share Units” shall also include any Performance Share Units converted from dividend equivalents after the first to occur of any events specified in clauses (i) – (iii) above.

(f)	“Payment Date” is defined in Section 4 of this Agreement.

(g)	“Performance Goal” means closing of the Transaction on or before the second anniversary of the Grant Date.

(h)
“Qualifying Change of Control” means a Change of Control (as then defined in the Plan) unless (i) all outstanding Performance Share Units awarded pursuant to 2018 Strategic Implementation Performance Share Units Award Agreements are assumed by the surviving entity of the Change of Control (or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee) or (ii) the Company is the surviving entity of the Change of Control.

(i)	“SpinCo” means the standalone publicly traded company that is separated from the Company in connection with the Transaction.

(j)
“Target Award” means the number of Performance Share Units indicated on the cover page hereof as being the original Target Award, plus any Performance Share Units converted from dividend equivalents on the Target Award prior to settlement of the Performance Share Units upon a Vesting Date.

(k)	“Transaction” means the separation of EQT Corporation’s midstream business into a standalone publicly traded company.

(l)	“Vesting Date” is defined in Section 2 of this Agreement.
2.    Earning and Vesting of Performance Share Units. The Performance Share Units have been credited to a bookkeeping account on behalf of Grantee and do not represent actual shares of Company Common Stock. Grantee shall have no right to exchange the Performance Share Units for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such Performance Share Units and any future rights to benefits. The Performance Share Units represent the right to earn and vest in the amounts described below, payable in cash on the applicable Payment Date, subject to Section 1(e), depending on (i) the Company’s attainment of the Performance Goal, and (ii) Grantee’s continued employment with the Company, SpinCo and/or their respective Affiliates through the applicable Vesting Date. Any Performance Share Units that do not vest will be immediately forfeited without further consideration or any act or action by Grantee. If the Performance Goal has not been satisfied as of the second anniversary of the Grant Date, subject to Section 1(e), the Performance Share Units will be immediately forfeited without further consideration or any act or action by Grantee. Performance Share Units will vest and become non-forfeitable on the earliest to occur of the following (the “Vesting Date”):

(a)
as to 50% of the Confirmed Performance Share Units, upon the Payment Date specified in Section 4(a) on or following the closing of the Transaction, provided Grantee has continued in the employment of the Company or its Affiliates through such date;

(b)
as to 50% of the Confirmed Performance Share Units, upon the Payment Date specified in Section 4(b) on or following the closing of the Transaction, provided Grantee has continued in the employment of the Company or its Affiliates through such date;

(c)
as to 100% of the unpaid Confirmed Performance Share Units, upon the occurrence of a Qualifying Change of Control; provided Grantee has continued in the employment of the Company or its Affiliates through such date; or

(d)
as to 100% of the unpaid Confirmed Performance Share Units, upon (i) the involuntary termination of Grantee’s employment by the Company or its Affiliates for any reason other than Cause or (ii) Grantee’s death.

For the avoidance of doubt, for purposes of this Agreement, a transfer of employment from the Company or its Affiliates to SpinCo or its Affiliates in connection with the Transaction shall not constitute a termination of employment.
3.    Change in Status. If Grantee’s employment is terminated due to Grantee’s death or for any reason other than Cause by the Company or its respective Affiliates, any unvested Confirmed Performance Share Units will automatically vest. As a condition to the vesting of unvested Confirmed Performance Share Units pursuant to this Section 3, Grantee (or Grantee’s estate or beneficiary) will be required to execute and not revoke a full release of claims in a form acceptable to the Company within 30 days of the event triggering payment. Failure to satisfy this condition will result in forfeiture of the unvested Confirmed Performance Share Units.

Except as may be otherwise provided under any written employment-related agreement with Grantee, in the event Grantee’s employment terminates for any other reason, including retirement, at any time prior to the applicable Vesting Date, all of Grantee’s Performance Share Units (including Performance Share Units accumulated from dividend equivalents in accordance with Section 5 below) will immediately be forfeited without further consideration or any act or action by Grantee. Notwithstanding anything to the contrary in this Section 3, if Grantee’s employment is terminated and such termination is voluntary (including retirement) or such termination is without Cause and Grantee remains on the board of directors of the Company and/or any of its Affiliates whose equity is publicly traded on the New York Stock Exchange or the NASDAQ Stock Market following such termination of employment, Grantee’s Performance Share Units (including Performance Share Units accumulated from dividend equivalents in accordance with Section 5 below) shall not be forfeited but shall continue to vest in accordance with the above provisions for as long as Grantee remains on such board of directors, in which case any references herein to Grantee’s employment shall be deemed to include his or her continued service on such board.

4.    Form and Time of Payment. Confirmed Performance Share Units shall be payable on the applicable payment date (each, a “Payment Date”) as provided in this Section 4:

(a)
The Payment Date for Confirmed Performance Share Units vesting pursuant to Section 2(a) shall be a date selected by the Company that is the later of (i) no later than sixty (60) days after the closing of the Transaction and (ii) the one year anniversary of the Grant Date. Except as set forth below, such awards shall be paid on the Payment Date in cash, equal to (x) the Fair Market Value per share of Company Common Stock on the business day immediately preceding the payment date, times (y) the number of Confirmed Performance Share Units then vesting.

(b)	The Payment Date for Confirmed Performance Share Units vesting pursuant to Section 2(b) shall be the second anniversary of the Grant Date. Except as set forth below, such awards shall be paid on the Payment Date in cash, equal to (x) the Fair Market Value per share of Company Common Stock on the business day immediately preceding the second anniversary of the Grant Date, times (y) the number of Confirmed Performance Share Units then vesting.

(c)
The Payment Date for Confirmed Performance Share Units vesting pursuant to Section 2(c) shall be the closing date of the Qualifying Change of Control. Except as set forth below, such awards shall be paid on the Payment Date in cash, equal to (i) the Fair Market Value per share of Company Common Stock on the business day immediately preceding the closing of the Qualifying Change of Control, times (ii) the number of Confirmed Performance Share Units then vesting.

(d)
The Payment Date for Confirmed Performance Share Units vesting pursuant to Sections 2(d) shall be a date selected by the Company that is no later than sixty (60) days after the termination of Grantee’s employment, provided that any release of claims required under Section 3 has become effective. Except as set forth below, such awards shall be paid on the Payment Date in cash, equal to (i) the Fair Market Value per share of Company Common Stock as of the last business day of the month preceding the date of the applicable employment termination, times (ii) the number of Confirmed Performance Share Units then vesting.

Notwithstanding the foregoing, the Committee may determine, in its discretion and for any reason, that Confirmed Performance Share Units will be paid in whole or in part in shares of Company Common Stock. If Grantee receives payment in the form of Company Common Stock, Confirmed Performance Share Units shall be paid on the Payment Date, in whole or in part, in shares of Company Common Stock, equal to one share of Common Stock times the number of Confirmed Performance Share Units then vesting (or portion thereof determined by the Committee).

5.    Dividend Equivalents. If the Performance Share Units are outstanding on the record date for dividends or other distributions with respect to Company Common Stock (other than the Transaction), then (i) if such dividends or distributions are paid on or before the final Payment Date, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Company Common Stock, then underlying the Performance Share Units shall be converted into additional Performance Share Units in Grantee’s name, based on the Fair Market Value of the Company Common Stock as of the date such dividends or distributions are paid, or (ii) if such dividends or distributions are paid after the final Payment Date, Grantee shall receive a cash payment in respect of such dividends or distributions. Any additional Performance Share Units pursuant to this Section 5 shall be subject to the same performance and time-vesting conditions and transfer restrictions as apply to the Performance Share Units with respect to which they relate.

6.    Restrictions on Transfer and Pledge. No right or interest of Grantee in the Performance Share Units may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or its Affiliates. Except as provided in the Plan, the Performance Share Units may not be sold, assigned, transferred, or otherwise disposed of by Grantee other than by will or the laws of descent and distribution. The designation of a beneficiary shall not constitute a transfer.

7.    Limitation of Rights. The Performance Share Units do not confer to Grantee or Grantee’s beneficiary, executors or administrators any rights of a shareholder of the Company. Grantee shall not have voting or any other rights as a shareholder of the Company with respect to the Performance Share Units.

8.    Payment of Taxes. The Company and any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this award. With respect to withholding required upon any taxable event arising as a result of this award, to the extent the Committee determines that the Confirmed Performance Share Units will be paid in shares of Company Common Stock, the employer shall satisfy the tax withholding required by withholding shares of Company Common Stock, having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined equal to the amount of tax required to be withheld. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

9.    Plan Controls. This Agreement and Grantee’s rights hereunder are subject to all the terms and conditions of the Plan and such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to interpret and administer the Plan and this Agreement, and to make all decisions and determinations as it may deem to be necessary or advisable for the administration thereof, all of which shall be final and binding upon Grantee and the Company. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative. Any conflict between this Agreement and the terms of a written employment-related agreement with Grantee effective on or prior to the Grant Date shall be decided in favor of the provisions of such employment-related agreement.

10.    Recoupment Policy. Any shares of Company Common Stock or amounts paid to Grantee hereunder, and any cash or other benefit acquired upon the sale of shares of Company Common Stock distributed hereunder, shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the board of directors of the Company or any committee of either such board, to the extent such policy is applicable to Grantee and the Performance Share Units.
11.    Relationship to Other Benefits. The Performance Share Units shall not affect the calculation of benefits under the Company’s or its respective Affiliates’ qualified retirement plans or any other retirement, compensation or benefit plan or program of the Company or its Affiliates, except to the extent specifically provided in such other plan or program. Nothing herein shall prevent the Company or its Affiliates from maintaining additional compensation plans and arrangements; provided, however, that no payments shall be made under such plans and arrangements if the effect thereof would be the payment of compensation otherwise payable under this Agreement regardless of whether the Performance Goal was attained.

12.    Amendment. Subject to the terms of the Plan, this Agreement may be modified or amended by the Committee; provided that no such amendment shall materially and adversely affect the rights of Grantee hereunder without the consent of Grantee. Notwithstanding the foregoing, Grantee hereby expressly agrees to any amendment to the Plan and this Agreement to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Code Section 409A) and related regulations or other guidance and federal securities laws.
13.    Successor. All obligations of the Company under the Plan and this Agreement, with respect to the Performance Share Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

14.    Applicable Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

15.    Notice. Except as may be otherwise provided by the Plan or determined by the Committee and communicated to Grantee, notices and communications hereunder must be in writing and shall be deemed sufficiently given if either hand-delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received five business days after mailed, but in no event later than the date of actual receipt. Notices shall be directed, if to Grantee, at Grantee’s address indicated by the Company’s records or, if to the Company, at the Company’s principal executive office, Attention: Corporate Director, Compensation and Benefits.

16.    Dispute Resolution. Any dispute regarding the payment of benefits under this Agreement or the Plan shall be resolved in accordance with the EQT Corporation Long-Term Incentive Dispute Resolution Procedures as in effect at the time of such dispute. A copy of such procedures is available on the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com.
17.    Tax Consequences to Grantee. It is intended that: (i) until the applicable Vesting Date occurs, Grantee’s right to payment for an award under this Agreement shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Code; and (ii) until the award is paid on the applicable Payment Date, Grantee shall have merely an unfunded, unsecured promise to receive such award, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Section 83 of the Code.
18.    Plan and Company Information. Grantee may access important information about the Company and the Plan through the Company’s website. Copies of the Plan and Plan Prospectus can be found by logging into the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com, and clicking on the “Stock Plans” tab and then following the prompts to the Plan documents. Copies of the Company’s most recent Annual Report on Form 10-K, Proxy Statement and other information generally delivered to the Company’s shareholders can be found at www.eqt.com by clicking on the “Investors” link on the main page and then “SEC Filings.” Paper copies of such documents are available upon request made to the Company’s Corporate Secretary.